Exhibit 99.1

633 Seventeenth Street, Ste. 2320 Denver, CO 80202-3619 (303) 296-3076 (303) 773-8099 Fax

FOR IMMEDIATE RELEASE

CONTACT:                                                                                Ray Singleton
                          303-296-3076, ext. 102

EARTHSTONE ENERGY NAMED AMONG “FASTEST-GROWING COMPANIES”
BY OIL & GAS FINANCIAL JOURNAL

DENVER, COLORADO – EARTHSTONE ENERGY, INC. (NYSE MKT:ESTE) reported today that the February 2014 issue of the Oil & Gas Financial Journal (OGFJ) named Earthstone among the Fastest-Growing Companies for the third calendar quarter of 2013 (the most recent data).  The OGFJ ranks U.S. based, publicly traded oil and gas producers quarterly in its “OGJ 150/100” article.  Although primarily ranked in terms of assets, companies are additionally ranked on nine other US-based benchmarks, including the fastest growing category. While the Company was ranked 100th in terms of assets, it was ranked 5th Fastest Growing and 8th in Return on Stockholder’s Equity.

Ray Singleton, President of the Company, stated, “In addition to these results, our net income performance remains most impressive.  While our asset base is ranked 100th, our low cost operating structure, relative to many other publicly traded companies, has placed us into 66th place in terms of net income; outperforming thirty-four other companies that have an asset base larger than ours.”

“Relative to our peers, it is nice to see that our financial results pretty consistently place us among the top performers,” Singleton continued.  “While it is certainly gratifying to be recognized in this way, we remain focused on our current efforts in North Dakota and our new ventures in Nebraska and Texas.”

ABOUT EARTHSTONE ENERGY:
Earthstone Energy, Inc. is a growth-oriented independent oil and gas exploration and production company with focus and growth primarily in the Williston Basin.  Earthstone is traded on NYSE MKT under the symbol ESTE.  Information on Earthstone can be found at its web site: www.earthstoneenergy.com.

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THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. Some statements contained in this release are forward-looking, and therefore involve uncertainties or risks that could cause actual results to differ materially.  Forward-looking statements can be identified by words such as “should,” ”may,” “will,” “anticipate,” “expect,” “estimate,” “intend” or “continue,” or comparable words or phrases.  In addition, all statements other than statements of historical facts that address activities that Earthstone intends, expects or anticipates will or may occur in the future are forward-looking statements.  Forward-looking statements also include comments regarding the future contributions of various personnel.  Factors that could cause actual results to differ materially include, contract terms and compensation in addition to economic and political events affecting supply and demand for oil and gas and government regulations.  These and other factors are discussed in more detail in Earthstone Energy’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K filed for March 31, 2013 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2013 and September 30, 2013.  The Company disclaims any obligation to update forward-looking statements.